CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in this Registration Statement on Form S-8 of Novastar Resources Ltd. (formerly Custom Branded Networks, Inc.) (an exploration stage company) of our report, dated September 27, 2004, relating to the consolidated balance sheets of Novastar Resources Ltd. (formerly Custom Branded Networks, Inc.) (an exploration stage company) as of June 30, 2004 and 2003, and the related consolidated statements of operations, stockholders’ deficiency and cash flows for each of the years ending June 30, 2004 and June 30, 2003, and for the period from inception, June 28, 1999, to June 30, 2004, which report appears in the Annual Report on Form 10-KSB of Novastar Resources Ltd. (formerly Custom Branded Networks, Inc.) (an exploration stage company) for the year ended June 30, 2004.

Vancouver, Canada

"Morgan & Company"
Chartered Accountants

August 18, 2005